Exhibit 2.2

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) to Asset Purchase Agreement is made as of May 29, 2009 by and among Financière Elitech SAS, a société par actions simplifiée formed under the laws of France (“Buyer”), Nanogen, Inc., a Delaware corporation (“Nanogen”), Epoch Biosciences, Inc., a Delaware corporation and wholly-owned subsidiary of Nanogen (“Epoch”), and Nanotronics, Inc., a California corporation and wholly-owned subsidiary of Nanogen (“Nanotronics” and, collectively with Nanogen and Epoch, the “Sellers” and each a “Seller”), and amends the Asset Purchase Agreement dated as of May 13, 2009 by and among Buyer and each of the Sellers (the “Asset Purchase Agreement”). All capitalized terms that are used in this Amendment and not defined herein shall have the respective meanings ascribed thereto in the Asset Purchase Agreement.

PRELIMINARY STATEMENTS

A. Buyer and Sellers deem it advisable to amend the Asset Purchase Agreement to provide for the matters hereinafter set forth.

B. Pursuant to Section 12.9 of the Asset Purchase Agreement, the Asset Purchase Agreement may be amended by written agreement of Buyer and Sellers.

AGREEMENT

In consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

1. Amendments.

A. In Section 1.1, the definition of “Permitted Liens” is hereby amended and restated as follows:

““Permitted Liens” means (i) easements and other non-material encumbrances on real property that run with the land, and (ii) any Liens contemplated by the Drug Royalty Agreements (as defined in Schedule 2.1(j)).”

B. In Section 1.1, the definition of “Retained Contracts” is hereby amended and restated as follows:

““Retained Contracts” means all Contracts to which any Seller is a party and which are not specifically defined as Assumed Contracts, including the Toronto Lease, the San Diego Lease and any Contract to which a Governmental Authority is a party if such Governmental Authority has not consented to an assignment of such Contract, including the Contract with the United States Centers for Disease Control and Prevention for development of a rapid influenza test.”

C. Section 2.2 is hereby amended by adding the following provision to the end of the first sentence thereof:

“and provided, further, that Buyer shall not be entitled to delete any of the following Contracts from the Purchased Assets: (i) the Drug Royalty Agreements (as defined in Schedule 2.1(j)), and (ii) the Contracts listed in items 1 and 7 under the heading “Molecular Diagnostics” and the subheading “Collaboration and License/Supply Agreements” in Schedule 2.1(j) (as amended by Amendment No. 1 to the Asset Purchase Agreement dated May 29, 2009)”.

D. Section 8.13(a) is hereby amended and restated as follows:

“(a) Each Seller agrees that, at any time and from time to time after the Closing, it will, upon the request of Buyer, do all such further acts, including executing documents or instruments, as may be reasonably required to further transfer and assign to Buyer any of the Purchased Assets, or to vest in Buyer good and marketable title to the Purchased Assets. In the case of any Contract of a Seller to which a Governmental Authority is a party, if such Governmental Authority has not consented to an assignment of such Contract, Sellers will cooperate with Buyer both prior to and following the Closing to seek to obtain such Governmental Authority’s consent to a novation, assignment or similar approval with respect to such Contract.”

E. Section 9.3(b) is hereby amended and restated as follows:

(b) Sellers shall pay to Buyer, by wire transfer of immediately available funds to an account designated by Buyer, (i) a fee (the “Break-up Fee”) in the amount of six hundred twenty-five thousand dollars ($625,000), and (ii) reimbursement for Buyer’s reasonable and documented costs and expenses, including fees to professionals, incurred in connection with this Agreement and the Contemplated Transactions in an amount not to exceed five hundred thousand dollars ($500,000) (the “Expense Reimbursement”), as follows: (A) following any termination by any Party pursuant to Section 9.2(g), the Break-up Fee and Expense Reimbursement shall be paid concurrently with the closing of such Alternative Transaction, and (B) subject to the Bid Procedures Order, following any termination by Buyer pursuant to Section 9.2(d)(ii), Section 9.2(e), Section 9.2(f) or Section 9.2(h), or by Seller pursuant to Section 9.2(e), and in each case provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, then the Break-up Fee and Expense Reimbursement shall be paid concurrently with the closing of any Alternative Transaction (or any other transaction or series of transactions involving the sale, license or other disposition of any of the Purchased Assets for aggregate consideration in excess of $2,550,000) that occurs within the six month period following such termination. Each Seller shall be jointly and severally liable for the payment of the Break-up Fee and the Expense Reimbursement to Buyer.”

F. Schedule 2.1(j) (Assumed Contracts) is hereby amended to add the following to item 7 therein under the heading “Molecular Diagnostics” and the subheading “Collaboration and License/Supply Agreements”:

“as amended by Amendment No. 1 to Quencher License and Supply Agreement between Nanogen and Epoch and Applera Corporation (through its Applied Biosystems Group) dated as of October 27, 2005, and;

Amendment No. 2 to Quencher License and Supply Agreement between Epoch and Applera Corporation (through its Applied Biosystems Group) dated as of December 31, 2005.”

G. Sections 5.3(a) and 5.3(b) of Exhibit F (Sellers’ Disclosure Schedule) are hereby amended to add the following provision:

“Except as may otherwise be ordered by the Bankruptcy Court, the PGx Interest is subject to transfer restrictions, including a right of first refusal, contained in the Amended and Restated Operating Agreement of Pharmacogenetics Diagnostics Laboratory LLC. The Company is required to comply with the procedures set forth in such agreement relating to the transfer of the PGx Interest.”

2. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

3. No Other Amendment. Except as modified by this Amendment, the Asset Purchase Agreement and each of the exhibits and schedules thereto shall remain in full force and effect in all respects without any modification. By executing this Amendment below, Buyer and Sellers certify that this Amendment has been executed and delivered in compliance with Section 12.9 of the Asset Purchase Agreement.

4. Governing Law. This Amendment shall be governed by and construed under laws of the State of Delaware, without regard to conflict of laws principles, except to the extent a provision of the Bankruptcy Code is applicable.

5. Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Amendment, the legality, validity, and enforceability of the remaining provisions of this Amendment shall not be affected by such present or future Laws, and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Amendment a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid, and enforceable.

INTENDING TO BE LEGALLY BOUND, the Parties have duly executed and delivered this Amendment as of the date written in the first sentence of this Amendment.

BUYER:

FINANCIERE ELITECH SAS

A French société par actions simplifiée

By:	/s/ Pierre Debiais
Pierre Debiais, President

SELLERS:

NANOGEN, INC. a Delaware corporation

By:	/s/ David Ludvigson

Name:	David Ludvigson

Title:	President & COO

EPOCH BIOSCIENCES, INC. a Delaware corporation

By:	/s/ David Ludvigson

Name:	David Ludvigson

Title:	President

NANOTRONICS, INC.

a California corporation

By:	/s/ David Ludvigson

Name:	David Ludvigson

Title:	Director